Exhibit 99.1

Chenghe Acquisition II Co. Announces Pricing of $75 Million Initial Public Offering

SINGAPORE, June 7, 2024 /PRNewswire/ -- Chenghe Acquisition II Co. (“the Company”), a special purpose acquisition company, today announced the pricing of its initial public offering (IPO) of 7,500,000 units at a price of $10.00 per unit. The units are expected to be listed for trading on the NYSE American LLC under the ticker symbol “CHEB.U” on June 7, 2024

Each unit consists of one Class A ordinary share and one-half of one redeemable warrant, with each whole warrant exercisable to purchase one Class A ordinary share at a price of $11.50 per share.

Once the securities comprising the units begin separate trading, the Company expects that its Class A ordinary shares and warrants will be listed on the NYSE American under the symbols “CHEB” and “CHEB.WS,” respectively.

The offering is being led by Cohen & Company Capital Markets as the Lead Book-Running Manager, Seaport Global Securities as joint book runner, with Revere Securities LLC, Chenghe Capital Management and Webull Financial acting as co-managers for the offering.

The public offering is being made only by means of a prospectus. When available, copies of the prospectus relating to the offering may be obtained from Cohen & Company Capital Markets, 3 Columbus Circle, Suite 1710, New York, NY 10019, Attention: Prospectus Department, Email: capitalmarkets@cohencm.com.

A registration statement relating to the securities has been filed with the U.S. Securities and Exchange Commission (the “SEC”) and became effective on June 6, 2024, Eastern Standard Time. This press release shall not constitute an offer to sell or the solicitation of an offer to buy securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. The offering is expected to close on June 10, 2024, subject to customary closing conditions.

About Chenghe Acquisition II Co.

Chenghe Acquisition II Co. is a special purpose acquisition company incorporated under the laws of Cayman Islands for the purpose of effecting mergers, share exchanges, asset acquisitions, share purchases, reorganizations or similar business combinations with one or more businesses. While the Company may pursue an acquisition opportunity in any business, industry, sector or geographical location, it intends to focus our search on growing companies in Asian markets or global companies with a presence or focus in Asia.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Words such as “will,” “would,” “may,” “intends,” “anticipates,” “potential,” and similar expressions, or the use of future tense, identify forward-looking statements, but their absence does not mean that a statement is not forward-looking. Such forward-looking statements are not guarantees of performance and actual actions or events could differ materially from those contained in such statements. For example, there can be no assurance that the Company will regain compliance with the Rules in the future, or otherwise meet NYSE American compliance standards, that the Company will be eligible for a second compliance period, or that NYSE American will grant the Company any relief from delisting as necessary or that the Company can ultimately meet applicable NYSE American requirements for any such relief. The forward-looking statements contained in this press release speak only as of the date of this press release and the Company undertakes no obligation to publicly update any forward-looking statements to reflect changes in information, events or circumstances after the date of this press release, unless required by law.

Investor Relations Contact
Chenghe Acquisition II Co.
Anna Zhou
Email: anna.zhou@chenghecap.com